Exhibit 99.1

Allison Transmission Announces First Quarter 2013 Results

•	Net Sales $457 million, Adjusted Net Income $80 million and Adjusted Free Cash Flow $48 million

•	Adjusted EBITDA excluding technology-related license expenses $147 million, or 32.1 percent of Net Sales

INDIANAPOLIS, April 29, 2013 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions and hybrid-propulsion systems, today reported net sales for the quarter of $457 million, a 24 percent decrease from the same period in 2012. Net Income for the quarter was $28 million, compared to a net income of $58 million for the same period in 2012, a decrease of $30 million. Adjusted Net Income, a non-GAAP financial measure, for the quarter was $80 million, compared to Adjusted Net Income of $144 million for the same period in 2012, a decrease of $64 million. Diluted earnings per share for the quarter were $0.15.

The decrease in net sales was principally driven by considerably lower demand in the North America energy sector’s hydraulic fracturing market, relative to the same period in 2012, due to weakness in natural gas pricing, previously considered reductions in U.S. defense spending and weaker global On-Highway end markets. Partially offsetting these declines were price increases on certain products.

Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $141 million, or 30.8 percent of net sales, compared to $223 million for the same period in 2012. Excluding $6 million of technology-related license expenses Adjusted EBITDA for the quarter was $147 million, or 32.1 percent of net sales. Adjusted Free Cash Flow, also a non-GAAP financial measure, for the quarter was $48 million compared to $120 million for the same period in 2012.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “Our first quarter 2013 results are consistent with the guidance we provided to the market on February 19. Despite challenging end markets demand conditions, Allison continued to demonstrate strong operating margins and cash flow by executing initiatives to proactively align costs and programs across our business. Although these initiatives affected our entire organization, we believe Allison continues to be well positioned for a cyclical recovery in the North America On-Highway end market while supporting its Outside North America growth plans. Maintaining our prudent approach to capital structure management we refinanced the remaining balance of our Senior Secured Credit Facility Term B-1 Loan due in 2014, reduced the applicable borrowing margin of our Senior Secured Credit Facility Term B-2 Loan due in 2017, extended the maturity of our $400 million revolving credit facility to 2016 and paid a quarterly dividend to our shareholders. In addition, on April 15, Allison’s Board of Directors approved an increase in its quarterly cash dividend from $0.06 to $0.12 per share, further highlighting our commitments to cash flow generation and the return of capital to shareholders.”

First Quarter Net Sales by End Market

End Market	Q1 2013 Net Sales ($M)	Q1 2012 Net Sales ($M)	% Variance
North America On-Highway	$188	$219	(14%)
North America Hybrid-Propulsion Systems for Transit Bus	$31	$35	(11%)
North America Off-Highway	$8	$74	(89%)
Defense	$57	$77	(26%)
Outside North America On-Highway	$62	$66	(6%)
Outside North America Off-Highway	$21	$32	(34%)
Service, Parts, Support Equipment & Other	$90	$99	(9%)
Total Net Sales	$457	$602	(24%)

First Quarter Highlights

North America On-Highway end market net sales were down 14 percent from the same period in 2012 principally driven by lower demand for Rugged Duty Series models partially offset by increased demand for Motorhome Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were down 11 percent from the same period in 2012 principally driven by municipal subsidy and spending constraints, engine emission improvements and non-hybrid alternative technologies that generally require a fully-automatic transmission (e.g. xNG).

North America Off-Highway end market net sales were down 89 percent from the same period in 2012 principally driven by lower demand from hydraulic fracturing applications due to weakness in natural gas pricing.

Defense end market net sales were down 26 percent from the same period in 2012 principally driven by continued reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts.

Outside North America On-Highway end market net sales were down 6 percent from the same period in 2012 reflecting weakness in Asia partially offset by strength in Latin America.

Outside North America Off-Highway end market net sales were down 34 percent from the same period in 2012 principally driven by weakness in the mining sector.

Service Parts, Support Equipment & Other end market net sales were down 9 percent from the same period in 2012 principally driven by lower demand for North America Off-Highway service parts and global support equipment commensurate with lower transmission unit volumes, partially offset by price increases on certain products.

Gross profit for the quarter was $198 million, a decrease of 30 percent from gross profit of $284 million for the same period in 2012. Gross margin for the quarter was 43.4 percent, an increase of 60 basis points from a gross margin of 42.8 percent for the fourth quarter of 2012, excluding costs ($7 million) and charges ($8 million) to conclude a new five-year labor agreement. The decrease in gross profit from the same period in 2012 was principally driven by decreased net sales and unfavorable material costs, partially offset by improved manufacturing performance and price increases on certain products.

Selling, general and administrative expenses for the quarter were $88 million, a decrease of 13 percent from selling, general and administrative expenses of $101 million for the same period in 2012. The decrease was principally driven by $8 million of lower intangible asset amortization and reduced global commercial spending activities reflecting actions to align costs and programs across our business with expectations of weakened near-term end markets demand.

Engineering – research and development expenses for the quarter were $29 million, compared to $28 million for the same period in 2012, a decrease of $5 million excluding the 2013 technology-related license expenses of $6 million to expand our position in transmission technologies. The decrease was principally driven by lower product initiatives spending reflecting actions to align costs and programs across our business with expectations of weakened near-term end markets demand.

First Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $141 million, or 30.8 percent of net sales, compared to $223 million, or 37.0 percent of net sales, for the same period in 2012. Adjusted EBITDA excluding technology-related license expenses for the quarter was $147 million, or 32.1 percent of net sales, an increase of 180 basis points from an Adjusted EBITDA margin, excluding costs ($7 million) to conclude a new five-year labor agreement and a product warranty charge ($9 million) for specific product issues, of 30.3 percent for the fourth quarter of 2012. The decrease in Adjusted EBITDA from the same period in 2012 was principally driven by decreased net sales, unfavorable material costs and $6 million of technology-related license expenses, partially offset by improved manufacturing performance, price increases on certain products, reduced global commercial spending activities and reduced product initiatives spending.

Adjusted Net Income for the quarter was $80 million compared to $144 million for the same period in 2012. The decrease in Adjusted Net Income was principally driven by decreased Adjusted EBITDA, partially offset by decreased cash interest expense as a result of debt refinancing and repayments, and $14 million of premiums and expenses in 2012 related to redemptions of long-term debt.

Adjusted Free Cash Flow for the quarter was $48 million compared to $120 million for the same period in 2012. The decrease was principally driven by decreased net cash provided by operating activities partially offset by reduced capital expenditures. The decrease in capital expenditures was principally driven by the 2012 expansion of our India facility and lower product initiatives spending, partially offset by increased investments in productivity and replacement programs.

Full Year 2013 Guidance Update

We are affirming our full year 2013 guidance released to the market on February 19: net sales decline in the range of 6 to 8 percent, Adjusted EBITDA margin excluding technology-related license expenses in the range of 32 to 34 percent, Adjusted Free Cash Flow in the range of $325 to $375 million, capital expenditures in the range of $80 to $90 million and cash income taxes in the range of $15 to $20 million.

Consistent with our previous guidance we expect low levels of demand in the North America energy sector’s hydraulic fracturing market, reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts and lower demand in the North America Hybrid-Propulsion Systems for Transit Bus end market due to municipal spending constraints to lead to net sales reductions in these end markets. We also expect that the majority of the full year 2013 net sales reduction implied by the midpoint of our guidance has occurred in the first quarter, and will be followed by growth in the global On-Highway end markets for the balance of the year. Our full year 2013 Adjusted EBITDA margin excluding technology-related license expenses guidance incorporates several initiatives to proactively align costs and programs across our business with Allison’s net sales guidance.

Conference Call and Webcast

The company will host a conference call at 4:30 p.m. EDT on Monday April 29 to discuss its first quarter 2013 results. Dial-in number is 719-325-2454 and the U.S. toll-free dial-in number is 888-401-4668. The passcode for the call is 9910460. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 7:30 p.m. EDT on April 29 until 11:59 p.m. EDT on May 6. The replay dial-in number is 858-384-5517 and the U.S. toll-free replay dial-in number is 877-870-5176. The replay passcode is 9910460.

About Allison Transmission

Allison Transmission is the world’s largest manufacturer of fully-automatic transmissions for medium- and heavy-duty commercial vehicles, medium- and heavy-tactical U.S. defense vehicles and hybrid-propulsion systems for transit buses. Allison transmissions are used in a variety of applications including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (primarily school and transit), motor homes, off-highway vehicles and equipment (primarily energy and mining) and defense vehicles (wheeled and tracked). Founded in 1915, the Allison business is headquartered in Indianapolis, Ind., USA and employs approximately 2,800 people. Allison has manufacturing facilities and customization centers located in China, The Netherlands, Brazil, India and Hungary. With a global presence, serving customers in North America, Europe, Asia, Australia, South America, and Africa, Allison also has over 1,400 independent distributor and dealer locations worldwide. More information about Allison is available at www.allisontransmission.com.

Forward-Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; and labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

(317) 242-3078

ir@allisontransmission.com

Media Relations

(317) 242-5000

media@allisontransmission.com

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended March 31,
	2013	2012
Net sales	$457.4	$601.9
Cost of sales	259.1	318.1

Gross profit	198.3	283.8
Selling, general and administrative expenses	87.9	101.2
Engineering - research and development	29.0	27.9

Operating income	81.4	154.7
Interest expense, net	(33.9)	(40.7)
Other expense, net	(3.1)	(30.8)

Income before income taxes	44.4	83.2
Income tax expense	(16.9)	(25.2)

Net income	$27.5	$58.0

Basic earnings per share attributable to common stockholders	$0.15	$0.32
Diluted earnings per share attributable to common stockholders	$0.15	$0.31

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

	March 31, 2013	December 31, 2012
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$120.9	$80.2
Accounts receivables - net of allowance for doubtful accounts of $1.2 and $0.9, respectively	204.0	165.0
Inventories	168.2	157.1
Deferred income taxes, net	56.7	55.3
Other current assets	28.9	32.7

Total Current Assets	578.7	490.3
Property, plant and equipment, net	585.2	596.2
Intangible assets, net	3,627.2	3,657.1
Deferred income taxes, net	21.2	32.3
Other non-current assets	91.6	90.1

TOTAL ASSETS	$4,903.9	$4,866.0

LIABILITIES
Current Liabilities
Accounts payable	$161.4	$133.1
Current portion of long term debt	23.5	19.5
Other current liabilities	211.9	225.2

Total Current Liabilities	396.8	377.8
Long term debt	2,791.4	2,801.3
Other non-current liabilities	320.9	330.0

TOTAL LIABILITIES	3,509.1	3,509.1
TOTAL STOCKHOLDERS’ EQUITY	1,394.8	1,356.9

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,903.9	$4,866.0

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended March 31,
	2013	2012
Net cash provided by operating activities	$54.7	$139.6
Net cash used for investing activities	(19.1)	(35.4)
- Additions of long - lived assets	(12.6)	(35.7)
Net cash provided by (used for) financing activities	2.1	(217.8)
Effect of exchange rate changes in cash	3.0	(7.5)

Net increase (decrease) in cash and cash equivalents	40.7	(121.1)
Cash and cash equivalents at beginning of period	80.2	314.0

Cash and cash equivalents at end of period	$120.9	$192.9

Supplemental disclosures:
Interest paid	$30.0	$36.1
Income taxes paid	$1.2	$2.9

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended March 31,
	2013	2012
Net income	$27.5	$58.0
plus:
Interest expense, net	33.9	40.7
Cash interest expense	(30.0)	(36.1)
Income tax expense	16.9	25.2
Cash income taxes	(1.2)	(2.9)
Fee to terminate services agreement with the Sponsors (a)	—	16.0
Initial public offering expenses (b)	—	5.7
Technology-related investments expense (c)	2.5	—
Amortization of intangible assets	29.9	37.5

Adjusted net income	$79.5	$144.1
Cash interest expense	30.0	36.1
Cash income taxes	1.2	2.9
Depreciation of property, plant and equipment	24.7	24.6
Loss on repurchases of long-term debt (d)	—	13.5
Unrealized loss (gain) on hedge contracts (e)	1.9	(0.7)
Other (f)	3.4	2.5

Adjusted EBITDA	$140.7	$223.0

Adjusted EBITDA excluding technology-related license expenses (g)	$146.7	$223.0

Net sales	$457.4	$601.9
Adjusted EBITDA margin	30.8%	37.0%
Adjusted EBITDA margin excluding technology-related license expenses (g)	32.1%	37.0%
Net Cash Provided by Operating Activities	$54.7	$139.6
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(12.6)	(35.7)
Fee to terminate services agreement with the Sponsors (a)	—	16.0
Technology-related license expenses (g)	6.0	—

Adjusted Free Cash Flow	$48.1	$119.9

(a)	Represents a one-time payment (recorded in Other expense, net) to terminate the services agreement with affiliates of The Carlyle Group and Onex Corporation (the “Sponsors”).
(b)	Represents fees and expenses (recorded in Other expense, net) related to our initial public offering in March 2012.
(c)	Represents an impairment charge (recorded in Other expense, net) for an investment in a co-development agreement to expand our position in transmission technologies.
(d)	Represents a loss (recorded in Other expense, net) realized on the redemptions and repayments of long-term debt for the three months ended March 31, 2012.
(e)	Represents $1.9 million and ($0.7) million of unrealized losses/(gains) (recorded in Other expense, net) on the mark-to-market of our foreign currency and commodities derivative contracts for the three months ended March 31, 2013 and 2012, respectively.
(f)	Represents employee stock compensation expense and service fees (recorded in Selling, general and administrative expenses) paid to the Sponsors.
(g)	Represents payments (recorded in Engineering–research and development) for licenses to expand our position in transmission technologies.